Exhibit 29

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

November 19, 2010

VIA FACSIMILE, ELECTRONIC MAIL PDF and FEDEX

Kona Grill, Inc.

7150 E. Camelback Road

Suite 220

Scottsdale, Arizona 85251

Attn: Mark S. Robinow, Executive Vice President and Secretary

Re:	Proposal pursuant to Rule 14a-8 under Securities Exchange Act of 1934, as amended for the 2011 Annual Meeting of Stockholders of Kona Grill, Inc.

Dear Mr. Robinow:

Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent applicable under Section 1.12 of Article I of the Amended and Restated Bylaws (the “Bylaws”) of Kona Grill, Inc., a Delaware corporation (the “Company”), Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road”) hereby notifies you that it intends to attend the Annual Meeting of Stockholders of the Company, or any special meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2011 Annual Meeting”) and make the Proposal set forth below for adoption by the stockholders of the Company. Mill Road hereby demands that the Proposal and the statement of Mill Road in support of the Proposal, also set forth below, be included in the Company’s proxy materials to be delivered to its stockholders in connection with the 2011 Annual Meeting.

PROPOSAL OF MILL ROAD

“RESOLVED:	That the stockholders of KONA GRILL, INC. (the “Company”) request that the Board of Directors take all necessary action in accordance with the Delaware General Corporation Law to approve an amendment to the Company’s amended and restated certificate of incorporation providing that the Directors of the Company shall be of a single class and to recommend to the stockholders that such amendment be adopted at a special meeting of stockholders to be held prior to the next annual meeting of stockholders.”

SUPPORTING STATEMENT OF MILL ROAD

“Mill Road believes that a classified board of directors is an impediment to annual accountability of directors to the stockholders. The directors of Kona Grill have on several occasions in the recent past appointed new directors to a class whose terms expire after the next meeting of stockholders thereby denying stockholders from determining whether the appointment was merited. Mill Road believes that Kona Grill’s performance would improve if all directors were required to stand for election each year.”

Pursuant to Rule 14a-8 and Section 1.12 of Article I of the Bylaws, the undersigned hereby provides the following information:

(a)	The stockholder giving this Notice and intending to make the proposal set forth above is Mill Road Capital, L.P. Mill Road Capital, L.P.’s address is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

(b)	The name and address of Mill Road Capital, L.P., as we believe they appear on the Company’s books, are:

MILL ROAD CAPITAL LP

A PARTNERSHIP

ATTN THOMAS E LYNCH

382 GREENWICH AVE-SUITE ONE

GREENWICH CT 06830

(c)	Mill Road Capital, L.P. is the beneficial owner of 899,330 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), 1,000 shares of which are held of record. Mill Road has continuously held at least $2,000 or 1% of the Company’s Common Stock for at least one year prior to the date of this letter. Mill Road intends to continue to hold the Common Stock of the Company through the date of the 2011 Annual Meeting. A copy of the most recent amendment to our Schedule 13D is submitted herewith.

(d)	Mill Road Capital, L.P. hereby represents that it intends to appear in person or by proxy at the Annual Meeting to make the proposal.

Mill Road trusts that this Notice complies in all respects with Rule 14a-8, the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. Mill Road reserves the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies.

Please be advised that, notwithstanding the compliance by Mill Road with the relevant provisions of the Bylaws, neither the delivery of this Notice in accordance with the terms of the Bylaws nor the delivery of additional information, if any, provided to the Company from and after the date hereof by or on behalf of Mill Road or any other person shall be deemed to constitute an admission that this Notice is in any way defective or as to the legality or enforceability of any particular provision of the Bylaws or any other matter, or a waiver by Mill Road or any other person of its right to contest or challenge the enforceability thereof or of any other matter.

Please address any correspondence or questions to Mill Road Capital, L.P., Attention: Justin Jacobs, telephone (203) 987-3505, facsimile (203) 621-3280 (with a copy to our counsel, Foley Hoag LLP, Seaport West, 155 Seaport Blvd., Boston, MA 02210, Attention: Paul Bork, Esq., telephone (617) 832-1113, facsimile (617) 832-7000).

Very truly yours,

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director and
Chairman